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                                                                  EXHIBIT 10a(i)

Description of Amendment to Bell Atlantic Senior Management Short Term Incentive Plan (the "STIP Plan")


On August 14, 1997, the merger of a subsidiary of Bell Atlantic Corporation (the "Corporation") with a subsidiary of NYNEX Corporation was culminated, and, on that date, the Human Resources Committee ("HRC") of the Board of Directors of the Corporation approved certain plan amendments and changes to administrative policies with respect to the STIP Plan, which is a short term incentive bonus program for executive officers of the Corporation and for other "Senior Managers" of the Corporation and its subsidiaries. The HRC action was effective immediately as of the date of approval.

Pursuant to the action of the HRC, the program shall apply to the top 200-300 "Senior Managers" of the Corporation and its subsidiaries.

Under the terms of the new post-merger policy for the STIP Plan, short term incentives shall continue to be awarded annually based on a mix of financial, operational and service performance results. Under the new HRC policy, 50 percent of the maximum award shall be comparable to market median levels, and maximum awards shall be of sufficient value to recognize outstanding performance.

Short term awards shall be awarded entirely in cash, and a Senior Manager may elect to receive the cash incentive at or about the time of the HRC's annual determination of the amount of the award, or to voluntarily defer the receipt of some or all of the award in accordance with the terms of the Bell Atlantic Deferred Compensation Plan. The feature of the STIP Plan which, to date, has provided for 20 percent of the bonus to be awarded in deferred shares of the Corporation's common stock was eliminated. Awards shall be stated on a scale of 0% to 100% of maximum, rather than 0% to 200% of target.

The HRC approved a schedule of maximum short-term incentives as a multiple of a Senior Manager's annual rate of base salary which is in effect at the beginning of the performance period.